Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces 3rd Quarter 2007 Earnings
Pennington, New Jersey, October 29, 2007 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported today its operating results for the quarter and nine months ended September 30, 2007. Mercer Insurance Group, Inc. (the Company) offers commercial and personal lines of insurance to businesses and individuals principally in six states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
Andrew R. Speaker, President and CEO noted “Included in the results is a non-recurring refund of state premium retaliatory taxes, plus interest, in the after-tax amounts of $2.8 million, or $0.44 per diluted share, and $332,000, or $0.05 per diluted share, for the nine month and three month periods, respectively, ended September 30, 2007. We emphasize that this is a special situation boosting our earnings in 2007.” This item was discussed in the Liquidity and Capital Resources section of Item 7 of the Form 10-K for the most recent year, as well as in the Form 10-Q for the first and second quarters of 2007.
In the quarter ended September 30, 2007, the Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $3.0 million, or $0.47 per diluted share, which represents an $800,000 increase over the net income of $2.2 million, or $0.35 per diluted share, of the same quarter in the previous year. Net income in the current quarter includes the $332,000, or $0.05 per diluted share, non-recurring refund of retaliatory premium taxes and interest referred to previously. After-tax realized investment losses included in net income for the current quarter were $238,000, or $0.04 per diluted share, as compared to a loss of $333,000, or $0.05 per diluted share in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) in the third quarter of 2007, including the non-recurring refund, was $3.2 million, or $0.51 per diluted share, as compared to $2.5 million, or $0.40 per diluted share, in the same quarter of 2006. The Company’s GAAP combined ratio for the third quarter of 2007 was 96.4%, as compared to 97.4% for the same quarter in 2006. On a pro-forma basis, the combined ratio for the third quarter of 2007 was 97.7%, after removing the effect of the non-recurring retaliatory tax refund described above. Book value at September 30, 2007 was $20.83 per share.
Revenues for the third quarter of 2007 were $40.4 million, an increase of $2.8 million over the 2006 third quarter revenue of $37.6 million. Net premiums earned for the quarter were $37.3 million, a $2.3 million increase over net premiums earned of $35.0 million in the same period of

2006. Net investment income increased $283,000 to $2.9 million for the quarter, as compared to $2.6 million in the comparable period in 2006, with $33,000 of the increase in net investment income attributable to the non-recurring refund of retaliatory premium taxes and interest mentioned above.
In the nine months ended September 30, 2007, the Company reported GAAP net income of $11.4 million, or $1.80 per diluted share, as compared to net income for the same period in 2006 of $7.7 million, or $1.25 per diluted share. The increase in net income of $3.7 million over the prior year includes the $2.8 million, or $0.44 per diluted share, attributable to the non-recurring refund of retaliatory premium taxes and interest noted earlier. After-tax realized investment gains included in net income for the nine months were $174,000 or $0.03 per diluted share, as compared to a gain of $66,000, or $0.01 per diluted share in the same period in the prior year. Operating income in the nine months of 2007, including the non-recurring refund, was $11.2 million, or $1.77 per diluted share, as compared to $7.7 million, or $1.24 per diluted share, in the same period of 2006. The Company’s GAAP combined ratio for the nine months of 2007 was 94.7%, as compared to 96.8% for the same period in 2006. Calculated on a pro-forma basis, after removing the effect of the non-recurring retaliatory tax refund described above, the combined ratio for the first nine months of 2007 was 98.1%.
Revenues for the first nine months of 2007 were $117.7 million, an increase of $6.8 million over the revenue of the same period in 2006 of $110.9 million. Net premiums earned for the period were $106.4 million, a $4.2 million increase over net premiums earned of $102.2 million in the same period of 2006. Net investment income increased $2.5 million to $9.6 million for the nine months ended September 30, 2007, as compared to $7.1 million in the comparable period in 2006, with $720,000 of the increase in net investment income attributable to the non-recurring refund of retaliatory premium taxes and interest noted earlier.
“We are pleased to report excellent earnings for the third quarter, reflecting our underwriting discipline which we view as an imperative, especially in these competitive insurance market conditions, changes made to our reinsurance program at the beginning of the year, and a favorable frequency of newly reported losses during the quarter” stated Mr. Speaker.
The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.05 per share, to be paid on December 28, 2007 to shareholders of record on December 12, 2007.
Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group,

Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	September 30,
	2007	2006
	(unaudited)	(unaudited)
Net premiums earned	$37,303	$35,004
Investment income, net of investment expenses	2,880	2,597
Realized investment losses	(366)	(505)
Other revenue	587	527
Total revenue	40,404	37,623

Losses and loss adjustment expenses	22,768	22,324
Amortization of deferred policy acquisition costs	9,870	9,047
Other expenses	3,315	2,721
Interest expense	300	312
Total expenses	36,253	34,404

Income before income taxes	4,151	3,219
Income taxes	1,139	1,025

Net income	$3,012	$2,194

Net income per common share:
Basic	$0.49	$0.36
Diluted	$0.47	$0.35

Weighted average number of shares outstanding:
Basic	6,174,842	6,055,132
Diluted	6,345,865	6,265,888

Supplementary Financial Data

Net written premiums	$41,110	$34,809

Book value per common share	$20.83	$18.54

GAAP combined ratio	96.4%	97.4%

Consolidated Statements of Income
(in thousands, except per share and share data)

	Nine Months Ended
	September 30,
	2007	2006
	(unaudited)	(unaudited)
Net premiums earned	$106,367	$102,172
Investment income, net of investment expenses	9,592	7,057
Realized investment gains	267	100
Other revenue	1,494	1,605
Total revenue	117,720	110,934

Losses and loss adjustment expenses	65,398	64,519
Amortization of deferred policy acquisition costs	27,829	24,187
Other expenses	7,530	10,208
Interest expense	911	913
Total expenses	101,668	99,827

Income before income taxes	16,052	11,107
Income taxes	4,697	3,368

Net income	$11,355	$7,739

Net income per common share:
Basic	$1.85	$1.29
Diluted	$1.80	$1.25

Weighted average number of shares outstanding:
Basic	6,125,654	6,006,693
Diluted	6,318,029	6,192,731

Supplementary Financial Data

Net written premiums	$123,116	$115,738

GAAP combined ratio	94.7%	96.8%

Consolidated Balance Sheet
(in thousands, except share amounts)

	September 30, 2007
	(unaudited)	December 31, 2006
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$308,204	$273,454
Equity securities, at fair value	17,351	16,522
Short-term investments, at cost, which approximates fair value	5,743	7,692
Total investments	331,298	297,668
Cash and cash equivalents	14,963	17,618
Premiums receivable	43,702	38,030
Reinsurance receivable	93,217	87,987
Prepaid reinsurance premiums	9,935	16,383
Deferred policy acquisition costs	21,473	16,708
Accrued investment income	3,668	3,204
Property and equipment, net	12,152	11,936
Deferred income taxes	8,129	7,775
Goodwill	5,416	5,625
Other assets	3,998	4,033
Total assets	$547,951	$506,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$271,006	$250,455
Unearned premiums	92,232	81,930
Accounts payable and accrued expenses	15,576	13,442
Other reinsurance balances	18,504	24,588
Trust preferred securities	15,554	15,542
Advances under line of credit	3,000	3,000
Other liabilities	3,321	2,171
Total liabilities	$419,193	$391,128

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,064,233 and 7,064,233 shares, outstanding 6,688,146 and 6,582,232 shares	—	—
Additional paid-in capital	$69,965	$68,473
Accumulated other comprehensive income	3,400	2,815
Retained earnings	65,042	54,629
Unearned ESOP shares	(3,288)	(3,757)
Treasury Stock, 505,499 and 503,513 shares	(6,361)	(6,321)
Total stockholders’ equity	128,758	115,839
Total liabilities and stockholders’ equity	$547,951	$506,967